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                                                                    EXHIBIT 99.1

                   TRIDENT MICROSYSTEMS INCREASES GUIDANCE FOR
        SECOND QUARTER OF FISCAL YEAR 2004 AND ANNOUNCES CONFERENCE CALL

SUNNYVALE, Calif., January 5, 2004: Trident Microsystems, Inc. (Nasdaq: TRID -News) today provided an update regarding its second quarter of fiscal year 2004 ended December 31, 2003. Trident expects that both revenues and profits will be higher than the Company's earlier guidance due to growth in all market segments.

"We expect that second quarter revenues, primarily contributed by TTI, an 83% owned subsidiary of Trident Microsystems, Inc., will be between $16.0 and $16.5 million compared to the Company's previous guidance of 25-35% TTI revenue growth over the $9.2 million reported in the September quarter. Net income per share for the Company is expected to be between $0.05 and $0.07 after taking into account minority ownership of TTI and based on the diluted shares after a three-for-two stock split on December 12, 2003," said Frank Lin, Trident's President and CEO.

"Second quarter revenues for TTI will be between $15.5 and $16.0 million. This represents an increase of 69% ~ 74% over the prior quarter," said JH Chang, President of TTI. "During the second quarter, LCDTV and PDP revenues more than doubled, exceeding our projections, and the progressive CRT TV business in China is also experiencing demand stronger than our original expectation. Other than the strong projected growth of China's progressive CRT TV market, part of the reason for stronger demand in China is that TV manufacturers have pulled in some of their orders from January to December to meet the demand created by an earlier Chinese New Year which is January 22 in 2004 versus early February as in typical years. Overall, we are pleased with our leading DPTV product position and the strong design-win momentum of the new DPTV-SVP product for both the LCDTV and CRT TV marketplaces with Trident's industry leading DCRe video technology. At the up-coming Consumer Electronics Show (CES), we will be showcasing our new HiDTV product line for the emerging HDTV market. We believe this will be the industry's first SOC chip to fully integrate HDTV audio/video digital decoding, analog video processing, and TV requirements all into a single chip. It is a significant demonstration of Trident's technology breadth and product readiness ahead of the other competitors."

The Company anticipates lower revenues in the March quarter due to seasonality in China, and expects the seasonal effect to be greater than last year due to pull-ins into the December quarter by China TV manufacturers to meet demand for an earlier Chinese New Year. The Company will report its second quarter fiscal year 2004 results and guidance for the March quarter on Thursday, January 22, 2004 after the close of market.
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The Company also announced that it will hold a conference call to discuss these preliminary earnings estimates, which will occur on Monday, January 5, 2004 at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time). Shareholders may participate in the call by calling 800-901-5231 (U.S.), or 617-786-2961 (International) passcode 64719737. A replay of the conference call will be available from 12:00 p.m. January 5, 2004 until 11:59 p.m. January 12, 2004, and can be accessed by calling 888-286-8010 (U.S.), or 617-801-6888 (International) using passcode 29022000.

Forward-Looking Information

This press release contains forward-looking statements, including statements which use the words "expect," "hope," "anticipate," "believe," "potential" and similar words, including our statements regarding new products, revenue expectations and our expectations regarding design-wins. The forward-looking statements above are subject to certain risks, and actual results could vary materially depending on a number of factors. These risks include, in particular, that the Company has not finished its review of quarterly financial results and such review could result in adjustments to preliminary estimates. Other factors which could affect results include changes in trends in the DPTV industries, changes in targeted consumer electronics markets such as Digital Television, whether the Company is able to achieve timely product introductions, the failure to obtain design wins among major OEMs for the Company products, and competitive pressures, including pricing and competitors' new product introductions. Additional factors that may affect the Company's business are described in detail in the Company's filings with the Securities and Exchange Commission.

ABOUT TRIDENT MICROSYSTEMS, INC.
Trident Microsystems, Inc., with headquarters in Sunnyvale, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for CRT TV, LCD TV, PDP TV, HDTV, and digital set-top box. Trident's products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company's web site: http://www.tridentmicro.com.

Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.

FOR PRESS RELEASES:
Trident Microsystems, Inc.
Investor Relations
Tel:  (408) 991-8090
Email:  Investor@tridentmicro.com
Web site: http://www.tridentmicro.com